SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement ☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☒ Definitive Proxy Statement ☐ Definitive Additional Materials	☐ Soliciting Material Under Rule 14a-12

PHOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 27, 2024

TO THE SHAREHOLDERS OF PHOTRONICS, INC.:

Notice is hereby given that the annual meeting of the holders of common stock of Photronics, Inc. (the “Shareholders” or “you”) as of the record date specified herein will be held on March 27, 2024 at 8:30 am Eastern Time (the “Annual Meeting”). The Annual Meeting will be held in person at the offices of Photronics, Inc., 15 Secor Road, Building 1, Brookfield, CT 06804 and in virtual format by means of remote communication via live www.viewproxy.com/PLAB/2024/VM. Shareholders will be allowed to participate in the meeting in person or virtually by voting their shares and submitting questions in person or electronically during the meeting. We have designed the format of the Annual Meeting to provide Shareholders attending virtually the same rights and opportunities to participate as they would have at an in-person meeting.

The live audio webcast of the Annual Meeting will begin promptly at 8:30 am Eastern Time. You should ensure that you have a strong internet connection to participate in the Annual Meeting, and you should allow plenty of time to log in to ensure that you can hear the streaming audio prior to the start of the Annual Meeting. To attend the meeting virtually, you must first register at www.viewproxy.com/PLAB/2024 by 11:59 p.m. Eastern Time on March 26, 2024. After registering, you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote at the meeting and at any adjournment or postponement thereof.

Shareholders may submit questions for the Annual Meeting after logging in. If you wish to submit a question, you may do so by logging into the virtual meeting platform using your unique link and password, typing your question into the “Questions/Chat Panel” field, and clicking “Submit.” Please submit any questions before the start time of the meeting.

The Annual Meeting will be held for the following purposes:

1)	To elect eight members of the Board of Directors;

2)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2024; and

3)	To approve, by non-binding advisory vote, the compensation of our named executive officers.

The Shareholders will also act on any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed February 14, 2024, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. A list of those Shareholders entitled to vote will be available for inspection by any of our Shareholders for any purpose germane to the Annual Meeting, during regular business hours at the principal executive offices of Photronics, Inc., for twenty (20) days prior to the Annual Meeting.

YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO PARTICIPATE IN THE MEETING IN PERSON OR VIRTUALLY. TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE OR AUTHORIZE THE VOTING OF YOUR SHARES BY INTERNET OR TELEPHONE PRIOR TO THE DEADLINE SPECIFIED ON YOUR PROXY CARD. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

We thank you for your continued support.

By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

PROXY STATEMENT
For the Annual Meeting of Shareholders
to be held on March 27, 2024

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (“Photronics”, the “Company”, “we”, “our” or “us”), to be voted at the Annual Meeting of the Shareholders or any adjournments or postponements thereof (the “Annual Meeting”) to be held on March 27, 2024, at 8:30 am Eastern Time. The Annual Meeting will be held in person at the offices of Photronics, Inc., 15 Secor Road, Building 1, Brookfield, CT 06804 and in virtual format, by means of remote communication via live www.viewproxy.com/PLAB/2024/VM. Shareholders will be allowed to participate in the Annual Meeting virtually online, vote their shares electronically, and submit questions during the meeting. This proxy statement and the enclosed proxy card are being filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2024, and on the same day, the Company will begin sending the proxy statement and proxy card to all Shareholders entitled to vote at the Annual Meeting. Our annual report on Form 10-K for the fiscal year ended October 31, 2023 (the “Annual Report”), as filed with the SEC, is also being mailed to our Shareholders with this proxy statement.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), represented by such proxies “FOR” each of the director nominees named herein in Proposal 1 and “FOR” Proposals 2, and 3 and at their discretion on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting of Shareholders.

Any Shareholder who executes and delivers a proxy may revoke it at any time prior to its use. Such revocation would be effective upon: (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; (c) appearance by the Shareholder at the Annual Meeting and voting (although attendance at the meeting will not by itself constitute a revocation of proxy); or (d) virtual appearance by the Shareholder at the Annual Meeting and voting (although virtual attendance at the meeting will not by itself constitute a revocation of proxy). Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only Shareholders of record at the close of business on February 14, 2024, are entitled to notice of and to vote at the Annual Meeting. As of February 14, 2024, there were 63,386,496 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the virtual presence of or our receipt of proxies from holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Annual Meeting of Shareholders require the following votes to be approved: (1) Proposal 1 (Election of Directors) a plurality of the votes cast by the Shareholders entitled to vote at the Annual Meeting is required to elect eight members of the Board of Directors subject to the Company’s policy that requires that any nominee that does not receive at least a majority of votes cast by Shareholders must tender their resignation; (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending October 31, 2024) a majority of the votes cast by the Shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP; and (3) Proposal 3 (Executive Compensation) a majority of the votes cast by the Shareholders entitled to vote at the Annual Meeting is required to approve the non-binding advisory resolution approving the compensation of the Named Executive Officers (as defined herein), as described in the Compensation Discussion and Analysis, compensation tables and the narrative disclosure included in this proxy statement. The Company will consider the result of this advisory vote in determining how often to hold future advisory votes relating to executive compensation. Similarly, the result of the advisory vote on Proposal 3 will neither be binding on the Company or the Board of Directors nor will it create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board of Directors; however, the Company will consider the result of this advisory vote in determining how often to hold future advisory votes relating to executive compensation.

Shareholders who hold their shares through a broker (in “street name”), must provide specific instructions to their brokers as to how to vote their shares, in the manner prescribed by their broker. Pursuant to the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker-non-vote” occurs. Under the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Of the three proposals listed in the Notice of Annual Meeting of Shareholders only the ratification of the selection of our independent registered public accounting firm under Proposal 2 is considered a routine matter. Abstentions and broker non-votes will be considered as present but will not be considered as votes cast on any matter.

CORPORATE GOVERNANCE AND ETHICS

Photronics is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are essential to running our business efficiently, to maintaining our integrity in the marketplace, long-term performance and to ensure that the Company is managed for the long-term benefit of its Shareholders. The Board recognizes that maintaining and ensuring good corporate governance is a continuous process. The Board periodically reevaluates our policies to ensure they meet the Company’s needs. Set forth below are a few of the corporate governance practices and policies that we have adopted:

●	Related Party Transaction Policy. The Board’s audit committee (the “Audit Committee”) is responsible for approving or ratifying transactions involving the Company and related parties and determining if such transactions are, or are not, consistent with the best interests of the Company and our Shareholders.

●	Code of Conduct Questionnaire. Every employee of the Company and its majority owned subsidiaries is required to complete the Code of Conduct Questionnaire on an annual basis in order to confirm the employee’s understanding of, and adherence to, the Company’s code of ethics and corporate governance policy (the “Code of Conduct”).

●	Executive Sessions. The Board of Directors’ meetings regularly include executive sessions without the presence of management, including the Company’s chief executive officer (the “Chief Executive Officer” or the “CEO”).

The Common Stock is listed for trading on the NASDAQ Global Select Market (“NASDAQ”). NASDAQ requires its listed companies to publicly disclose self-identified board-level diversity statistics annually. The NASDAQ rule provides definitions of each category of demographic background the same as those included under the Equal Employment Opportunity Commission (“EEOC”) regulations. The following table matrix sets forth Photronics’ self-identified board-level diversity statistics and can be located at the Company’s website, www.photronics.com, on the Corporate Governance page:

Board Diversity Matrix
	As of 12/31/2023		As of 12/31/2022
Total Number of Directors:	8		8
Gender Identity:	Female	Male	Female	Male
	1	7	1	7
Demographic Background:
Asian		2		2
White	1	5	1	5
LGBTQ+

BOARD OF DIRECTORS’ POLICIES, COMMITTEE CHARTERS, AND CODE OF ETHICS

The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day to day operations of the Company. The Board’s primary responsibility is to oversee management and, in doing so, to serve the Company’s best interests and those of its Shareholders. Company management keeps the Board of Directors informed of Company activities through periodic updates when necessary, written reports and presentations at Board and Board committee meetings.

The Company has adopted a Code of Conduct to assist the Board and its committees in the exercise of their responsibilities. The Code of Conduct applies generally to the Board and the Company’s Named Executive Officers. Each of the Board committees has a written charter that sets forth the goals and responsibilities of the committee. The Company’s Code of Conduct and Board committee charters can be found on the Company’s website at www.photronics.com. Shareholders may also request a free copy of the Company’s Code of Conduct from: Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: General Counsel. We will disclose any amendments to, or waivers from, a provision of our code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions that relate to any element of the code of ethics as defined in Item 406 of Regulation S-K, by posting such information on our website.

The Board of Directors has assessed each of its eight nominees for director against the NASDAQ standards for independence and determined that Messrs. Fiederowicz, Lewis, Liao, Constantine S. Macricostas, George Macricostas, Tyson, and Ms. Paladino meet the requirements of an independent director as set forth by NASDAQ.

The number of directors on the Board is not permitted to be less than three or more than fifteen members under the Company’s bylaws. Currently, the Board has fixed the number of directors at eight. The Board is responsible for nominating members to the Board and for filling vacancies on the Board that may occur between annual meetings of Shareholders, in each case upon the recommendation of its nominating committee (the “Nominating Committee”). The Nominating Committee seeks input from other Board members and senior management and may engage a search firm to identify and evaluate potential candidates. The Board and each of the committees of the Board conduct annual self-assessments to determine their effectiveness. Additionally, each committee reviews the adequacy of its charter annually and considers any proposed changes.

BOARD LEADERSHIP STRUCTURE

The Board has a lead independent director (the “Lead Independent Director”). Mr. Walter Fiederowicz serves as Lead Independent Director. Mr. Fiederowicz’s duties include the following: chair any meeting of the independent directors in executive session; facilitate communications between other members of the Board and the Chairman of the Board and Chief Executive Officer (however, each director is free to communicate directly with the Chairman of the Board and the Chief Executive Officer); and monitor, with the assistance of the Company’s General Counsel, communications from Shareholders.

The Company has a retirement policy that stipulates each independent, non-employee director cannot be nominated for a term that begins after his or her 75th birthday. Our Board may waive this policy on a case-by-case basis if it deems a waiver to be in the best interests of the Company. Additionally, the Board has waived this policy for Mr. Fiederowicz and Mr. Constantine Macricostas upon approval of a majority of the Board because it believes that having Mr. Fiederowicz and Mr. Constantine Macricostas is in the best interests of our Company and our Shareholders. We are committed to adding highly qualified candidates, who can also bring diverse experiences and perspectives to our Board.

The Board will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis to ensure that such policies and leadership structure continue to meet the Company’s needs.

THE BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT AND ASSESSMENT

The Company has a risk management program overseen by senior management and approved by the Board of Directors. The Board’s risk oversight processes build upon management’s regular risk assessment and mitigation processes, which include standardized reviews conducted with members of management across and throughout the Company in areas such as financial and management controls, strategic and operational planning, regulatory compliance, and environmental compliance. The results of these reviews are then discussed and analyzed at the most senior level of management, which assesses both the level of risk posed in these areas and the likelihood of their occurrence, coupled with planning for the mitigation of such risks and occurrences.

Risks are identified and prioritized by senior management and each prioritized risk is assigned to either a Board committee or the full Board for oversight. For example, strategic risks are overseen by the full Board; financial and business conduct risks are overseen by the Audit Committee or, depending on the nature of the risk and its potential severity, the full Board; risks associated with related party transactions are overseen by the Audit Committee; risks related to cyber security are overseen by the cyber security committee (the “Cyber Security Committee”); and compensation risks are overseen by the Board’s Compensation Committee (the “Compensation Committee”). Management regularly reports these and other various risks to the relevant Board committee or the Board. Additional review or reporting of risks is conducted as needed or as requested by the Board or relevant Board committee.

PLURALITY-PLUS VOTING FOR DIRECTORS

The Board of Directors has adopted a “plurality plus” voting standard for uncontested elections of directors.

EMPLOYEE, OFFICER AND DIRECTOR HEDGING

The Company has stock ownership guidelines, which are further described in the Compensation Discussion and Analysis section of this proxy statement. Further, as illustrated in the Ownership of Common Stock by Directors, Officers, and Certain Beneficial Owners Table, all directors and Named Executive Officers are beneficial owners of Common Stock and are in compliance with the ownership guidelines. At this time, the Company has not adopted practices or policies regarding the ability of employees (including officers) or directors of the Company, or any of their designees, to purchase financial instruments (prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 14, 2024, by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each Named Executive Officer in the Summary Compensation Table set forth below; and (iv) all directors and currently employed Named Executive Officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Class
Black Rock, Inc. 55 East 52nd Street New York, NY 10055	10,419,641	(3)	16.44%
Dimensional Fund Advisors Palisades West, Building One 6300 Bee Cove Road Austin, TX 78746	4,769,232	(4)	7.52%
Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,449,896	(5)	8.60%
Officers and Directors
Richelle Burr	351,592	(6)	*
Walter M. Fiederowicz	62,000		*
John P. Jordan	149,763		*
Frank Lee	657,600	(6)	1.04%
Adam Lewis	42,000		*
Daniel Liao	60,000		*
Constantine S. Macricostas	482,575		*
George Macricostas	98,000		*
Mary Paladino	69,000		*
HK Park	113,750		*
Christopher J. Progler	286,166	(6)	*
Mitchell G. Tyson	86,379		*
Directors and Named Executive Officers as a group (12 persons)	2,458,825	(7)	3.88%

*	Less than 1%

(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.

(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

(3)	Based on Schedule 13G/A filed January 22, 2024.

(4)	Based on Schedule 13G/A filed February 9, 2024.

(5)	Based on Schedule 13G/A filed February 13, 2024.

(6)	Includes shares of Common Stock underlying stock options exercisable as of February 14, 2024, (or within 60 days thereof), as follows: Ms. Burr: 85,500; Dr. Lee: 113,000; and Dr. Progler: 63,000.

(7)	Includes the shares of Common Stock underlying stock options listed in notes (6) above.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board has nominated eight directors to be elected at the 2024 Annual Meeting to serve for a one-year term. Each of the eight directors of the Company that is elected at the Annual Meeting will serve until the 2025 Annual Meeting of Shareholders (unless such director resigns or otherwise leaves the Board beforehand). Each nominee is currently a director of the Company and has agreed to serve if elected. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Name and (Age)	Director Since	Position(s) with the Company
Walter M. Fiederowicz (77 years)	1984	Director
Dr. Frank Lee (71 years old)	2022	Director/CEO
Adam Lewis (45 years)	2022	Director
Daniel Liao (70 years)	2020	Director
Constantine S. Macricostas (88 years)	1974	Chairman
George Macricostas (54 years)	2002	Director
Mary Paladino (62 years)	2019	Director
Mitchell G. Tyson (69 years)	2004	Director

As noted, Messrs. Fiederowicz, Lewis, Liao, Constantine S. Macricostas, George Macricostas, and Tyson and Ms. Paladino qualify as independent under applicable NASDAQ rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his or her principal occupation for at least the past five years. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director as of the date of this proxy statement.

Mr. Walter M. Fiederowicz has been a private investor and consultant since August 1997. Mr. Fiederowicz is Lead Independent Director, member of the Compensation Committee, and Vice Chairman of the Audit Committee. Mr. Fiederowicz brings to the Board of Directors substantial experience in analyzing and forecasting economic conditions both domestically and internationally. Through his service on the boards of other companies, he has gained extensive experience in leadership, risk management, and corporate governance matters. Mr. Fiederowicz brings leadership and extensive business and financial experience to the Board.

Dr. Frank Lee was promoted to Chief Executive Officer and elected to the Board of Directors in May 2022 due to his long and successful record of accomplishment. Prior to assuming the CEO position in May, he was appointed President in March 2022. Before joining Photronics in 2006, Dr. Lee was CEO of NSMC. His career also included roles at Fairchild Semiconductor, Intel and Soliconix. As Vice President of Operations at Texas Instruments-Acer (a TI/Acer joint venture) in Taiwan, Dr. Lee has also held leadership positions at TSMC-Acer and UMC—both in Taiwan. His ability to lead the organization through its next phase of growth is based on his proven track record in all the positions he has successfully held. Dr. Lee holds a BS in Nuclear Engineering from Tsinghua University and a M.S. and Ph.D. in Materials Science from the University of Cincinnati.

Mr. Adam Lewis has over 20 years of experience in investment banking, executive financial management and private equity. Mr. Lewis joined DH Capital, a division of Citizens Bank, in 2007 and has advised digital infrastructure companies and investors on over 100 transactions, representing over $40 billion in aggregate transaction value. Prior to joining DH Capital, Mr. Lewis was Vice President of Finance at InfoHighway Communications where he was involved in the structuring and execution of highly strategic transactions that culminated in the successful exit to Broadview Networks in 2007. Mr. Lewis is a graduate of the University of Vermont and currently serves on the boards of SilverSky, Verge, Stackpath, Drive Sally, Kasi Cloud and Lokker. Mr. Lewis serves as Chair of the Cyber Security Committee and a member of the Nominating Committee.

Mr. Daniel Liao is a Co-Founder of Eunodata Co., Ltd in Taiwan, an integrated data service provider for the semiconductor manufacturing industry. Mr. Liao served as Senior Advisor of Asia Pacific Regions for Lam Research Corporation (“Lam”), a leading semiconductor process equipment company, from March 2020 to February 2022, after his retirement from Lam in 2020. Mr. Liao joined Lam in 1993, and had served in a range of senior executive roles, including Chairman of Lam Asia Pacific Operations (Taiwan, China and Southeast Asia) from May 2017 to February 2020, President and General Manager of Lam Asia Pacific Operations from August 1993 to April 2017. During his career at Lam, he was a major contributor to the global product development, strategic planning, and growth of Lam’s Asia Pacific business.

Prior to joining Lam, Mr. Liao held Engineering Management and Technology leadership positions at Integrated Device Technology in Santa Clara from 1988 to 1993, and Intel Corporation in Livermore and Santa Clara, CA from 1983 to 1988. Mr. Liao holds a Bachelor’s degree in Electrical Engineering from National Cheng Kung University in Taiwan and a Master degree in Electrical Engineering and Applied Physics from Case Western Reserve University in Cleveland, Ohio.

Mr. Liao became a member of Photronics  Board of Directors in September 2020; and is currently a member of the board of directors of Amkor Technology. He is also an International Corporate Board of WU Vienna University of Economics and Business. Mr. Liao serves as a member of the Compensation Committee and the Nominating Committee.

Mr. Constantine S. Macricostas is Chairman of the Board. Mr. Macricostas is also founder of the Company. Mr. Macricostas was Executive Chairman of the Company until January 20, 2018. Mr. Macricostas previously served as Chief Executive Officer of the Company on three different occasions from 1974 until August 1997, from February 2004 to June 2005, and from April 2009 until May 2015. Mr. Macricostas is also a former director of RagingWire Data Centers, Inc. Mr. Macricostas is the father of George Macricostas. As founder of the Company, Mr. Macricostas’ knowledge of the Company and its operations, as well as the industry, is invaluable to the Board of Directors in evaluating and directing the Company’s future. Through his long service to the Company and his vast experience in the photomask industry, he has developed extensive knowledge in the areas of leadership, safety, risk oversight, management, and corporate governance, each of which provides great value to the Board of Directors. Mr. Macricostas is the founder and director of The Macricostas Family Foundation, Inc., formed 2001, as a 501(c)(3) charitable organization. The foundation, administered by Mr. Constantine S. Macricostas, Ms. Marie C. Macricostas, Mr. George Macricostas, and Mr. Stephen Macricostas, provides grants and funding to educational, literary, and international institutions. Mr. Macricostas holds a Foundation board seat at Western Connecticut State University and is associated with the American School of Classical Studies at Athens. As an Overseer at the ASCSA’s Gennadius Library, Mr. Macricostas made possible the library’s Makriyiannis Wing.

Mr. George Macricostas is an investor and entrepreneur. He was Founder, Chairman and CEO of RagingWire Data Centers, Inc., a provider of mission critical data center colocation facilities, which is where the “Cloud” lives. Mr. Macricostas guided the company through an 80% sale to NTT of Japan in 2014 and completed the sale in 2018. Mr. Macricostas has over 30 years of technical and business management experience in business operations and information technology. From 2006, Mr. Macricostas has served as a director of the Jane Goodall Institute, a non-profit organization. Previously, he was a senior vice president at Photronics, Inc., where he was responsible for all aspects of the company’s IT infrastructure. Mr. Macricostas also serves as a Board Member of the Macricostas Family Foundation, a non-profit organization that funds philanthropic, educational and environmental causes. Mr. Macricostas brings industry, risk management, leadership and business experience to the Board. Mr. Macricostas is the Chair of the Compensation Committee and a member of the Cyber Security Committee.

Ms. Mary Paladino is a certified public accountant with over thirty years of experience providing accounting, auditing, and advisory services to multi-national companies in a diverse range of industries. Ms. Paladino currently serves as the Executive Vice President and Chief Financial Officer for Quality Medical Management Services USA, LLC, a management service organization that provides non-clinical services to one of the largest specialty medical practices in the United States. Prior to her current position, Ms. Paladino was a partner and the audit and assurance practice leader for the White Plains, NY location of Citrin Cooperman, one of the nation’s largest professional services firms. Prior to joining this firm in 2008, Ms. Paladino held various leadership roles in the auditing group of Deloitte & Touche, LLP and BDO Seidman, LLP. Ms. Paladino’s broad experience in complex financial accounting and reporting matters, combined with her comprehensive understanding of effective corporate governance policies and internal control over financial reporting contribute to her service on the Board of Directors of the Company. Ms. Paladino is Chair of the Audit Committee and member of the Compensation Committee.

Mr. Mitchell G. Tyson is an independent business strategy and clean energy consultant and serves on multiple industry, government, non-profit and private corporate boards of directors. He is a managing partner at the Clean Energy Venture Group, Venture Partner in the Clean EnergyVenture Fund, co-founder and former chair of the Northeast Clean Energy Council, Executive-in-Residence and board member at Greentown Labs. He also serves on a number of corporate boards and mentors numerous start-ups. Previously, Mr. Tyson served as the Chief Executive Officer of PRI Automation, a publicly traded corporation that supplied automation systems including hardware, software and services to the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as Director of Product Management and served as science advisor and legislative assistant to the late U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Company. Mr. Tyson brings leadership and extensive business experience as well as finance expertise to the Board.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met five (5) times during the 2023 fiscal year. During fiscal 2023, each director attended at least 75% of the meetings of the Board of Directors and 100% of committee meetings of the Board on which such director served.

The Company’s Board of Directors has Audit, Compensation, Cyber Security and Nominating Committees. Members of the Audit, Compensation, Cyber Security and Nominating Committees are entirely comprised of independent, non-employee directors under applicable NASDAQ rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s functions include the appointment of the Company’s independent registered public accounting firm, and then reviewing with such accountants the plan for and results of their auditing engagement as well as periodically assessing their independence. The Audit Committee pre-approves all audit & non-audit services provided to the Company. Messrs. Fiederowicz and Tyson and Ms. Paladino are the members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules and Rule 10A-3 under the Exchange Act. Ms. Paladino qualifies as an audit committee financial expert as defined under Item 407 of Regulation S-K. The Audit Committee held eight (8) meetings during the 2023 fiscal year. Ms. Paladino further serves as Chair of the Audit Committee.

The Compensation Committee’s functions include establishing the compensation levels for our executive officers and overseeing compensation policies and programs for the executive officers of the Company and administration of the Company’s equity and stock plans. This includes setting corporate goals and objectives relevant to compensation of our executive officers and evaluating performance against these goals and objectives. The Committee also reviews and makes recommendations to the Board with respect to director compensation. Members of management, including the Chairman of the Board, the Chief Executive Officer, and the Chief Administrative Officer, participate in Compensation Committee meetings when requested by the Committee to present and discuss the materials provided, including recommendations considered to be relative to executive pay and competitive market practices. These members of management assist the Committee in understanding the Company’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation and understanding the technical or regulatory considerations, as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management, the ultimate decision on executive compensation is made solely by the Compensation Committee, and the decision regarding the Chief Executive Officer’s compensation is made by the Compensation Committee outside the presence of the Chief Executive Officer. Messrs. George Macricostas (“Chair”), Fiederowicz and Liao and Ms. Paladino are the members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held seven (7) meetings during the 2023 fiscal year.

The purpose of the Cyber Security Committee is to assist the Board and the Company’s management in fulfilling its oversight responsibilities to the Shareholders by reviewing and reporting on technology-based issues as well as cybersecurity risks, protection, and mitigation. Messrs. George Macricostas and Lewis (“Chair”) are the members of the Cyber Security Committee. The Committee held one (1) meeting during the 2023 fiscal year.

The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Messrs. Lewis, Liao and Tyson (“Chair”) were members of the Nominating Committee during fiscal 2023. All members of this Committee were independent, non-employee directors under applicable NASDAQ rules for fiscal 2023. This Committee held one (1) meetings during the 2023 fiscal year.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, the highest ethical standards, the ability to deliver value and leadership to the Company, and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for the production of semiconductors and flat panel displays. If an opening for a director arises, the Board will conduct a search for qualified candidates. The Nominating Committee utilizes its network of contacts to compile a list of potential candidates but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for director suggested by Shareholders in written submissions sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary.

The Nominating Committee also recognizes that diversity of backgrounds, diverse skills and professional experience are important considerations for determination of the Board’s composition. In this regard, the Committee’s selection of a nominee also gives significant consideration to the backgrounds of the other directors, so that the Board of Directors as a whole has an appropriate mix of backgrounds, professional skills, and breadth of experience. The Nominating Committee reviews its effectiveness in balancing these considerations through its ongoing consideration of directors and nominees, as well as the Nominating Committee’s annual self-evaluation process. The Nominating Committee evaluates candidates in the same manner, whether the candidate was recommended by a Shareholder or not.

The Nominating Committee did not receive any director nominations from a Shareholder for the Annual Meeting.

General

The Board provides a process for Shareholders to send communications to the Board or to any director individually. Shareholders may send written communications to the Board or to any director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. All communications will be compiled by the Secretary and submitted to the Board or the individual directors on a periodic basis.

It is the Company’s policy that the directors who stand for election at the Annual Meeting attend the Annual Meeting unless the director has an irreconcilable conflict and attendance has been excused by the remainder of the Board. All of the current nominees who were directors during the last fiscal year were in attendance at the 2023 Annual Meeting of Shareholders, and are expected to be in attendance at the 2024 Annual Meeting.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors, each of whom meets the independence requirements of NASDAQ and Rule 10A-3 under the Exchange Act. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The Audit Committee met 8 times during the fiscal 2023 year. The Audit Committee also prepares a written self-performance evaluation of the Committee’s performance on an annual basis.

The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and Deloitte & Touche LLP (the Company’s independent registered public accounting firm) in carrying out its oversight responsibilities. Company management is responsible for the Company’s internal controls and the financial reporting process. In carrying out its responsibilities for the fiscal year ended October 31, 2023, the Audit Committee, among other things:

●	Reviewed and discussed the audited financial statements with the Company’s management and Deloitte & Touche LLP;

●	Reviewed and discussed with Deloitte & Touche LLP matters required by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

●	Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the PCAOB and discussed with Deloitte & Touche LLP its independence from the Company and its management;

●	Met with management periodically to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal control over financial reporting;

●	Reviewed and discussed with management and Deloitte & Touche LLP management’s report on internal control over financial reporting and Deloitte & Touche LLP’s related opinions;

●	Reviewed the policies and procedures for the engagement of Deloitte & Touche LLP, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services; and

●	Reviewed complaints and inquiries about accounting and auditing matters and violations of Company policy, if applicable.

Based on the foregoing meetings, reviews, and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2023 be included in the Company’s Annual Report. Further, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2024 and is submitting such appointment to the Shareholders for ratification at the Annual Meeting.

This report is submitted by:

Mary Paladino, Chair

Walter M. Fiederowicz, Vice Chair

Mitchell G. Tyson

Independent Registered Public Accounting Firm Fees

For the fiscal years ended October 31, 2023 and October 31, 2022, the aggregate fees for professional services rendered by Deloitte & Touche LLP were as follows:

	Fiscal 2023	Fiscal 2022
Audit Fees(a)	$1,973,521	$1,599,232
Audit-Related Fees(b)	$0	$0
Tax Fees(c)	$40,458	$36,706
All Other Fees(d)	$11,425	$11,327
Total	$2,025,404	$1,647,265

(a)	Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal control over financial reporting, and review of the Company’s quarterly financial statements or services normally provided by Deloitte & Touche LLP.

(b)	Represents assurance and other activities that are reasonably related to the audit of the Company’s financial statements.

(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

(d)	Represents aggregate fees for products and services other than audit fees, audit related fees and tax fees.

Policy for Approval of Audit and Permitted Non-Audit Services

The Company maintains an auditor independence policy that, among other things, prohibits our independent registered public accounting firm from performing non-financial consulting services. This policy mandates that the Audit Committee approve in advance the audit and permissible non-audit services to be performed by the independent registered public accounting firm and the related budget, and that the Audit Committee be provided with routine reporting on actual spending. This policy also mandates that the Company may not enter into engagements with its independent registered accounting firm for non-audit services without the express pre-approval of the Audit Committee.

EXECUTIVE OFFICERS

The names of the executive officers of the Company whose compensation is required to be disclosed pursuant to SEC rules and regulations are set forth below together with the positions held by each person in the Company (the “Named Executive Officers”). All such executive officers are appointed by the Board of Directors annually and serve until their successors are duly elected and qualified.

Name and Age	Position	Served as an Executive Officer Since
Richelle E. Burr, 60	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2010
John P. Jordan, 78	Former Executive Vice President, Chief Financial Officer	2017
Frank Lee, 71	Chief Executive Officer	2018
HK Park, 55	Senior Vice President and General Manager of FPD Operations	2018
Christopher J. Progler, 60	Executive Vice President, Chief Technology Officer and Strategic Planning	2006

Richelle E. Burr joined Photronics in 2003 as Corporate Counsel. Ms. Burr was promoted to Executive Vice President and Chief Administrative Officer in January 2020. She was promoted to Vice President, Associate General Counsel in 2008 and was appointed Secretary in April 2009 prior to her appointment as General Counsel in January 2010. Ms. Burr serves on the management board of the Company’s subsidiaries in Singapore, Korea and the United Kingdom and the Company’s Asia-based photomask joint venture companies and also serves as Representative Director of Photronics Korea, Ltd. and Managing Director of Photronics MZD GmbH.

John P. Jordan Executive Vice President, Chief Financial Officer (the “Chief Financial Officer”), was appointed as Senior Vice President, Chief Financial Officer, effective September 5, 2017. Prior to joining Photronics, Mr. Jordan was most recently Vice President, Chief Financial Officer, Treasurer and Controller of AstroNova, Inc. Before joining AstroNova, Mr. Jordan served as Vice President, Chief Financial Officer, and Treasurer of Zygo Corporation from 2011 to 2014. Prior to that he was Vice President, Chief Financial Officer, and Treasurer of Baldwin Technology Company, Inc. Mr. Jordan retired as Chief Financial Officer on February 23, 2024.

Dr. Frank Lee was appointed Chief Executive Officer on May 16, 2022. Prior to his appointment as Chief Executive Officer, Dr. Lee became a Named Executive Officer on January 20, 2018. Dr. Lee has been serving as the President of our joint venture entity in Taiwan (formerly PSMC) since 2006. Prior to that he was CEO, NSMC, Ning-PO from 2004 to 2006 and was Fab Director and Senior Advisor for UMC, Hsin-Chu, Taiwan from 2001 to 2004 and, prior to that, he was Executive Vice President of Grace Semiconductor, Shanghai, China from 2000-2001.

HK Park currently Senior Vice President of Photronics, Inc. and General Manager of FPD Operations. Mr. Park joined Photronics in 2004. He has over twenty five (25) years of experience in the semiconductor industry and was appointed Vice President of Photronics, Inc. and General Manager of China FPD Operations in 2018.

Dr. Christopher J. Progler became an executive officer on June 21, 2006. Dr. Progler was promoted to Executive Vice President in January 2020. Dr. Progler has been employed by Photronics since 2001 starting with the position of Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. In 2011, Dr. Progler assumed the added responsibility of Strategic Planning for the Company. His current work includes global R&D, product development and strategic ventures. Dr. Progler serves on the management boards of Asia-based photomask joint venture companies PDMC and PDMCX.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is responsible for setting and administering the policies governing compensation of our executive officers. The Compensation Committee reviews and approves, among other things, overall compensation, long-term and annual performance-based compensation for the Named Executive Officers (identified in the Summary Compensation Table) as well as certain other key employees. The purpose of this Compensation Discussion and Analysis is to provide material information about the Company’s compensation objectives and policies for its Named Executive Officers and to put into perspective the tabular disclosures and related narratives. The following report provides information about our compensation programs and policies and the outcomes and achievements that resulted in the determination of compensation to our Named Executive Officers. Specific fiscal 2023 compensation information for our Chief Executive Officer and the other Named Executive Officers will be outlined in a series of tables following this Compensation Discussion and Analysis.

Corporate Summary

The Company is the world’s leading manufacturers of photomasks, which are high precision photographic quartz plates containing microscopic images of electronic circuits. Photomasks are a key element in the manufacture of semiconductors and flat panel displays (“FPD”) and are used as masters to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits (“IC”) and a variety of FPDs and, to a lesser extent, other types of electrical and optical components. The Company presently operates principally from eleven manufacturing facilities, two of which are located in Europe, three in Taiwan, one in Korea, two in China and three in the United States. Currently, research and development of photomask activities for ICs are focused on 14 nanometer node and below and, for FPDs, on AMOLED resolution enhancement (display device technology used in smart watches, mobile devices, laptops and televisions) and introduction of photomasks Generation 10.5+ large glass substrates (3370 x 2940mm or greater).

In 2023, Photronics celebrated another excellent year. We achieved record revenue for the sixth consecutive year as demand for our design-driven products remained strong, and our entire team performed well, affirming the Company’s leadership in photomask manufacturing for semiconductors and flat panel displays. With a revenue increase to $892.1 million (up 8% from the previous year), the Company showcased growth across both its IC ($651.3 million, up 10%) and FPD ($240.8 million, up 4%) segments. The year concluded with substantial financial achievements, including $125.5 million in GAAP net income. The Company’s strategic investments in technology and capacity expansion, alongside efficient operations, have strengthened its market position, enabling it to navigate industry challenges successfully.

Compensation Philosophy

It is important that the Company be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives. Accordingly, the Company’s compensation philosophy is based on rewarding the Company’s executives for their individual and collective efforts and contributions to the Company in a manner that fosters teamwork and leads to the long-term success of the Company. We feel this is in the best interest of our Shareholders. The Company also believes that delivering a substantial portion of such rewards in the form of restricted stock aligns the interests of the Company’s executives with the interests of its Shareholders. Our current design and structure of the Company’s executive compensation program have been consistent for several years and are designed to attract, motivate and retain talented employees by providing adequate incentives to achieve our business objectives while not encouraging excessively risky behavior.

We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with governance best practices that serve our Shareholders’ long-term interests. The following are some of the highlights of our program design and pay practices for our Named Executive Officers:

What We Do	What We Don’t Do
Maintain stock ownership guidelines to reinforce the alignment of executive officer and Shareholder interests	No above-median pay benchmarking
Generally require four year vesting periods on equity awards	No gross-up provisions
Evaluate the results from the most recent Shareholder advisory vote on compensation	No non-statutory pension plans or other post-employment benefit plans
Minimal executive perquisites	No guarantee of salary increases, bonuses, or equity grants for our executive officers

Compensation Objectives

Consistent with the Company’s philosophy, the Company believes that executive compensation must be competitive with other comparable employers in order for qualified employees to be attracted to, and retained by, the Company and that the Company’s compensation practices should provide incentives for driving better business performance and increasing Shareholder value. Accordingly, the four primary objectives of the Company’s compensation program, as administered by the Compensation Committee are:

●	to provide competitive compensation to attract, retain and motivate talented employees and foster teamwork as well as support the Company’s achievement of its financial and strategic goals;

●	to advance the goals of the Company by aligning executives’ interests with Shareholder interests;

●	to minimize risks associated with compensation; and

●	to balance the incentives associated with the program in a way that provides incentives for executives to assess and manage risks associated with the Company’s business appropriately, in the context of the Company’s business strategy.

Elements of Compensation

The Compensation Committee uses three principal components to achieve the Company’s primary objectives: base salary, annual cash incentives and stock-based awards. The Company minimizes its perquisites available to its employees as a whole, including its executives.

The Compensation Committee believes that the three principal components of the Company’s compensation result in a compensation program that is competitive and aligns the Named Executive Officers’ interests with Shareholder value creation.

Base Salary

Base salaries provide each executive with a fixed, minimum level of cash compensation. The Company believes that it is important for retention, stability, and continuity of leadership that base salaries be competitive with the Company’s peers. Base salaries may be increased or decreased depending upon changes in duties or economic conditions.

Annual Cash Incentives

Annual cash incentives are used to promote the achievement of specific short-term goals of the Company that are set on an annual basis subject to discretion of the Compensation Committee.

Stock-Based Awards

Stock-based awards are the Company’s preferred approach to both align the interests of Shareholders with the executives, as well as enhance the Company’s retention goals. By virtue of the stock-based awards, the Named Executive Officers are Shareholders themselves and participate in the gains in value of the Common Stock.

Determination of Total Compensation

When determining total compensation, the Compensation Committee assesses five primary factors:

●	the overall performance of the Company;

●	the Named Executive Officer’s role in that performance;

●	the compensation earned by the Named Executive Officer;

●	the compensation of similarly situated executive officers working for peer group companies; and

●	Shareholder feedback.

When linking the Company’s performance and the total compensation of the Named Executive Officers, the Compensation Committee used the performance measures provided under the 2011 EICP, in fiscal 2023 as well as its subjective assessment of the performance of the Company and individual Named Executive Officer’s contributions.

The Compensation Committee meets with the Chief Executive Officer and the Chief Administrative Officer to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. The Compensation Committee takes management’s recommendations into consideration but is not bound by management’s recommendations with respect to executive compensation. When the Compensation Committee evaluates the role of each Named Executive Officer in the performance of the Company it considers both the recommendation and evaluation of such Named Executive Officer by the Chief Executive Officer (the Chief Executive Officer does not evaluate his own performance) and the Compensation Committee’s assessment of each Named Executive Officer’s leadership qualities, paying particular attention to the scope of his or her duties and the collaboration of such Named Executive Officer with other team members.

The Compensation Committee periodically reviews the Company’s approach to executive compensation in light of the general economic conditions in the semiconductor industry and the Company’s performance. The Compensation Committee also reviews the compensation practices of its peers and periodically, when appropriate, consults with outside advisors and annually reviews the Company’s pay practices and salary ranges. This review includes looking at peer data, such as grant summaries, past grants, executive analysis (e.g. base salary, stock, bonus, etc.), long-term incentives, world-wide salary increase projections, paid for data, and other publicly available data.

In establishing compensation levels for the Named Executive Officers for fiscal 2023, the Compensation Committee considers compensation at seven publicly traded companies in the semiconductor/electronics industries with similar levels of sales and capital. These companies are Advanced Energy Industries, Inc., Axcelis Technologies, Inc., Azenta, Inc., Entegris, Inc., Form Factor Inc., Kulicke & Soffa Industries, Inc., and Veeco Instruments Inc. Information regarding these companies and their compensation practices is drawn from their proxy statements. Generally, the Compensation Committee believes that the compensation of its executive officers should be set near the median compensation of this comparison group; however, it is also important to the Compensation Committee that compensation reflect individual performance and the Company’s results which may warrant compensation up to 20% above or below the median.

In addition, when establishing its compensation policies for a given year, the Compensation Committee will evaluate the results from the most recent Shareholder advisory vote on compensation to consider the implications of such advisory vote for the compensation policies and determine whether changes are appropriate. At the 2023 Annual Shareholders Meeting, 81% of the votes cast with respect to the advisory vote on executive compensation were cast in favor of the executive compensation paid in fiscal 2022. In light of this vote, as well as the Compensation Committee’s review of the compensation arrangements discussed above, general market pay practices for its executives, and its assessments of individual and corporate performance, the Compensation Committee determined that no significant change in its compensation policies would be made. The Compensation Committee will consider the results from this year’s and future Shareholder advisory votes regarding future executive compensation decisions.

The charts below reflecting Photronics information are based on the 2023 compensation as set forth in our Summary Compensation Table. The Photronics Executive Officer Average reflects our Named Executive Officers as set forth in the Summary Compensation Table excluding the Chief Executive Officer. The amounts shown for stock are calculated based on the closing price of the common stock on the date of grant multiplied by the number of shares awarded in accordance with ASC No 718 and are derived from the information set forth in the Summary Compensation Table that follows this report. The amounts shown for our peer group was derived from their latest proxy filed at the time the calculation was completed.

Compensation Awards in Fiscal 2023

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions (generally and in the regions where executives work) and in comparison to other similarly situated companies. Base salary is designed to recognize an executive’s knowledge, experience level, skill, ability, level of responsibility, and ongoing performance. The Compensation Committee targets base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to manage costs. Any recommendations for salary changes to any of the Named Executive Officers (other than the Chief Executive Officer) are made by the Chief Executive Officer and presented to the Compensation Committee for approval.

In fiscal 2023, Ms. Burr, received a 6.00% salary increase over fiscal 2022. Ms. Burr received a 2.00% increase higher than Mr. Park and Dr. Progler as a result of additional responsibility and alignment of salary to the role of Chief Administrative Officer. Dr. Lee received a 15.38% salary increase over fiscal 2022. Dr. Lee’s increase reflected his outstanding performance in 2022, his critical role as Chief Executive Officer and better alignment of his salary to the role of Chief Executive Officer. Mr. Park received a 4.00% salary increase over fiscal 2022, and Dr. Progler received a 4.00% salary increase over fiscal 2022. For fiscal 2024 the Compensation Committee approved a salary increase of 2.5% for all of the Named Executive Officers including the CEO.

Mr. Jordan retired as Chief Financial Officer on February 23, 2024.

Annual Cash Incentives

Our Named Executive Officers participated in an annual cash incentive program in fiscal 2023.

In January 2023, the Compensation Committee met and established criteria for bonus for the first quarter of fiscal 2023 as part of the annual cash incentive program. The Compensation Committee established that the Company would accrue bonus amounts on a percentage of operating income based on the performance of the Company after deduction of the bonus accrual. In February 2023, the Compensation Committee met and revised the objectives for the second, third and fourth quarter based on ranges of the operating income and gross margin. The Company exceeded the percentages for each quarter and accrued bonus amounts based on historical percentages that included the percentages established by the Compensation Committee with respect to operating income and gross margin but also allowed for discretionary bonuses as have been historically granted by the Compensation Committee. The criteria for gross margin and operating income are competitively sensitive and therefore in accordance with Instruction 4 to Item 402 of Regulations S-K are not disclosed, as disclosure would result in competitive harm to the Company. The criteria chosen coordinates with our financial and strategic objectives appropriately balances our short- and long-term goals. The criteria set is difficult but achievable.

The Compensation Committee met several times during fiscal 2023 and decided to award the bonuses detailed below to the Named Executive Officers based on the gross margin and operating income achieved by the Company. Furthermore, based on the fact that the Company achieved its sixth year of record revenue, increased revenue 8% from fiscal 2022, grew revenue in both IC and FPD and achieved $125.5 million in GAAP net income the Compensation Committee awarded the following bonuses to the Named Executive Officers in December 2023. Based on the record setting revenue and performance of the Company for fiscal 2023, the Compensation Committee used its discretion to award bonuses to the Named Executive Officers as set forth below. The Compensation Committee noted that the 2011 Executive Incentive Compensation Plan (the “2011 EICP”) provided that bonuses could not exceed 65% of base salary. However, based on the Company’s fiscal 2023 performance and the individual performance of certain Named Executive Officers, the Compensation Committee decided to grant the Named Executive Officers discretionary bonuses outside of the 2011 EICP. The amount of total bonuses awarded to the Named Executive Officers including the discretionary bonuses granted outside of the 2011 EICP in December 2023 were as follows:

Ms. Richelle Burr, Esq.	$505,000
Mr. John P. Jordan	-
Dr. Frank Lee	$1,300,000
Mr. HK Park	$374,400
Dr. Christopher J. Progler	$347,946

In January 2024, the Compensation Committee met and established goals for the fiscal 2024 year pursuant to the terms of the 2011 EICP. The Compensation Committee established the following goals for fiscal 2024 year: In each quarter, if a target percentage of gross margin is achieved, the bonus pool will accrue based on a percentage of operating income. Bonus will be accrued at the highest percentage of each range but at the end of the year the Compensation Committee can use its discretion to reduce the accrual and the overall budget pool to the lower percentage if it so chooses. The targets for gross margin and operating income are competitively sensitive and therefore in accordance with Instruction 4 to Item 402 of Regulations S-K are not disclosed, as disclosure would result in competitive harm to the Company.

Stock-Based Awards

The Company’s long-term incentive program used restricted stock for fiscal 2023. The Company’s equity incentive plan described below allows for the grant of stock options and restricted stock awards to directors, executive officers of the Company, and other employees of the Company. The Compensation Committee believes that the grant of restricted stock awards provides a strong link between executive compensation and Shareholder return, aligning the long-term interests of its executives with those of the Shareholders and thereby promoting strategic planning while minimizing excessive risk.

For the purpose of aiding the Company and its subsidiaries in attracting, retaining, and motivating qualified personnel, the Company adopted a long-term equity incentive compensation plan (the “LTEIP”) in 2016. In fiscal 2023, the LTEIP was amended with Shareholder approval (the “Equity Incentive Plan”).

The Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the authority to determine, subject to the provisions of the Equity Incentive Plan, who will be granted awards, the terms and conditions of awards, and the number of shares subject to, or the cash amount payable with respect to, an award. The Compensation Committee may also make factual determinations in connection with the administration or interpretation of the Equity Incentive Plan. To the extent not prohibited by applicable laws, rules, and regulations, the Compensation Committee may also, from time to time, delegate some or all of its authority under the Equity Incentive Plan to a subcommittee or to other persons or groups of persons as it deems necessary, appropriate, or advisable. Additionally, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Equity Incentive Plan may be exercised by the Compensation Committee, may alternatively be exercised by the Board of Directors of the Company.

Grants of equity awards under the Equity Incentive Plan are generally decided every November or December. Such equity awards are usually granted in January. Grants to Named Executive Officers under the Equity Incentive Plan are based on job responsibilities and the potential for individual contribution impacting the Company’s overall performance. When considering grants, the Compensation Committee exercises judgment and discretion, looking at each executive’s scope of responsibility and individual performance as well as the performance of the Company, and also considers previous stock award grants to align generally with its overall compensation philosophy. For example, the Compensation Committee may consider reducing grants in a particular year when a Named Executive Officer has large realizable gains from stock award grants in previous years. Other than inducement awards to new officers or other awards permitted to be granted outside of a Shareholder approved equity plan under NASDAQ rules, the Company makes all grants of restricted stock pursuant to the terms of the Equity Incentive Plan Amendment.

The annual stock grant is a collaborative process between the Compensation Committee and the Chief Executive Officer for determining the total pool of shares available for award. The Compensation Committee approves the total number of shares available for grant. The Chief Executive Officer then provides individual grant recommendations to the Compensation Committee (except for his own) for his senior management team including the Named Executive Officers for review and approval by the Compensation Committee. The Chief Executive Officer’s recommendation is a subjective evaluation of the Named Executive Officers’ individual contributions to the performance of the Company as a whole, the level of incentive compensation previously received, as well as the market price of the common stock on the date of grant. The Compensation Committee considers the aggregate number of shares available, the number of shares previously awarded and the number of individuals to whom the Company wishes to grant equity awards, as well as the factors set forth in the immediately preceding paragraph. The Compensation Committee reserves the right to consider any factors it considers relevant under the circumstances then prevailing in reaching its determination regarding the amount of each equity award.

The Chief Executive Officer’s grant is determined by the Compensation Committee in its sole discretion, based on the Compensation Committee’s evaluation of the Chief Executive Officer’s expected contribution to the Company’s future success, the level of incentive compensation previously awarded, the overall performance of the Company, a review of the Chief Executive Officer’s peer group compensation, and the market price of the Common Stock on the date of grant.

When determining the long-term incentive grants that were decided by the Compensation Committee in the later part of 2023 but awarded in early 2024, the Compensation Committee considered the overall performance of the Company in fiscal 2023. The Compensation Committee also reviewed the restricted stock awards that were granted last year, as well as the cost of such grants to the Company all in connection with the performance of the Company for fiscal 2023. The Compensation Committee also reviewed the grant history of the Company’s peers and the compensation given to peer company Named Executive Officers and based on the totality of its review and analysis the Compensation Committee decided to grant the awards shown below to the Named Executive Officers.

The Compensation Committee has the authority under the Equity Incentive Plan to select the individuals who will be granted awards from among the officers, employees, directors, non-employee directors, consultants, advisors, and independent contractors of the Company or a subsidiary of the Company.

A maximum of five million (5,000,000) shares of Common Stock may be issued under the Equity Incentive Plan.

Based on the revenue and operating income achieved by the Company and the fact that the Company achieved its sixth year of record revenue, increased revenue 8% from fiscal 2022, grew revenue in both IC and FPD and achieved $125.5 million in GAAP net income the, the Compensation Committee awarded the following Executive Officers the following grants of restricted stock on January 3, 2024.The grants of equity award are based on a variety of factors including market and peer group data, the ability of the executive to impact long-term stockholder value, the executive’s prior contributions and performance and the currently outstanding equity grants held by the executive and to closely align the incentives with the interests of our shareholders.

Restricted Stock
Ms. Richelle Burr, Esq.	60,000
Mr. John P. Jordan	-
Dr. Frank Lee	120,000
Mr. HK Park	40,000
Dr. Christopher J. Progler	40,000

The shares of restricted stock will, consistent with earlier grants, vest in four equal increments over the next four years. All stock awards granted are subject to acceptance by the respective recipients of the terms of the stock award agreements. No stock options were granted to any Named Executive Officers in this compensation cycle.

Stock Ownership Guidelines

We have stock ownership guidelines that require directors and Named Executive Officers to maintain ownership of our stock based on a multiple of base salary or a non-management director’s annual cash retainer converted to a fixed number of shares as follows:

Title	Stock Ownership Guidelines
Chairman of the Board and non-management directors	2x Annual Cash Retainer
Chief Executive Officer	2x Base Salary
Other Named Executive Officers	1x Base Salary

All directors and Named Executive Officers are in compliance with the stock ownership guidelines as of October 31, 2023.

Health and Welfare and Retirement Benefits

The Named Executive Officers participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. The benefits program offered to the Company’s Named Executive Officers is the same as that offered to all other employees.

The Company does not have a defined benefit pension plan or supplemental retirement plan. However, the Company does have a 401K Savings Plan (the “Plan”). The Plan is a 401(k)-compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the trustee. An account in the trust fund is maintained by the trustee for the Plan. All United States of America employees are eligible to participate in the Plan, except for nonresident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50%.

In fiscal year 2023, the Company provided a matching contribution based on the contributions that participating employees made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their eligible salary contributed to the Plan.

Employment Agreements

In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executive Officers. Each agreement covers title, duties and responsibilities, and stipulates compensation terms. Each employment agreement also sets forth the severance benefits due in the event of a change in control or termination without cause. These employment agreements are described below under the caption “Certain Agreements.” The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption “Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that these agreements are a competitive requirement to attract and retain highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was advisable and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement.

Perquisites

The Company offers very limited perquisites to its Named Executive Officers. The use of a company car or a car allowance is provided to the Named Executive Officers as indicated in the Summary Compensation Table.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers while attempting to ensure the deductibility of such compensation – at the same time ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the amount of compensation paid to “covered employee” that may be deducted by the Company to $1 million in any year. Our Compensation Committee reserves the right to pay compensation that may not be fully deductible under Section 162(m) to the extent it believes it is necessary or appropriate to attract, retain and incentivize key employees and will abide by its compensation philosophy even if it results in a loss of deductibility.

Compensation Risk Assessment

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Incentive award targets and opportunities are reviewed annually. One of the Compensation Committee’s primary objectives is to motivate high achievement while maintaining an appropriate balance between rewarding extraordinary performances without encouraging excessive risk taking.

Compensation Recovery Policy

During fiscal 2023, we adopted a compensation recovery policy that complies with applicable stock exchange listing standards that were adopted to implement compensation recovery rules issued by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under the policy, if we are required to prepare a qualifying accounting restatement, we must, subject to limited exceptions, recover from covered officers, including our Named Executive Officers, the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated amounts. The policy has been filed as Exhibit 97 to our Annual Report on Form 10-K for the year ended October 31, 2023. There was no recovery of compensation under this policy during fiscal 2023.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Dr. Frank Lee, our Chief Executive Officer. For the fiscal year ended October 31, 2023:

●	the median of salary and bonus compensation of all employees of our Company for fiscal 2023 is estimated to be: $37,716.78;

●	the total compensation of Dr. Frank Lee for fiscal 2023 was $4,061,200; and

●	based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees is estimated to be 108 to 1.

Excluding our Chief Executive Officer, we identified the median employee by examining the 2023 total annual base salary plus bonus for all individuals who were employed as of October 31, 2023. We included all our employees, whether full-time or part-time. For any employee that we paid in currency other than U.S. Dollars, we then applied the applicable foreign currency exchange rate as of October 31, 2023 to convert such employee’s total compensation into U.S. Dollars.

Once we identified our median employee, we added together all of the elements of such employee’s compensation for 2023 in the same way that we calculate the annual total compensation of our Named Executive Officers in the Summary Compensation Table including overtime, bonus, matching contribution pursuant to the Company 401(k) savings and profit sharing and vacation payout, if applicable. To calculate our ratio, we used Dr. Lee’s salary for fiscal 2023 plus his bonus for fiscal 2023 performance plus his stock award granted in fiscal 2023 and divided that amount by the median employee’s annual total compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (the “CD&A”) with management and based on such review and discussion, recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

George Macricostas, Chairman

Walter M. Fiederowicz
Mary Paladino
Daniel Liao

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the three-year period ended October 31, 2023, to each of the following Named Executive Officers who served (i) as the Chief Executive Officer; (ii) Chief Financial Officer; and (iii) the three other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE FOR FISCAL 2023

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Richelle Burr	2023	503,500	505,000	1,005,600	15,851	(2)	2,029,951
Executive Vice President, Chief Administrative Officer,	2022	475,000	505,712	1,002,350	15,556	(2)	1,998,618
General Counsel and Secretary	2021	372,303	260,000	448,270	17,800	(2)	1,098,373

John P. Jordan	2023	410,000	-	335,200	15,154	(2)	760,354
Executive Vice President,	2022	410,000	102,500	771,200	17,800	(2)	1,301,500
Chief Financial Officer	2021	373,330	187,000	448,270	17,800	(2)	1,026,400

Frank Lee	2023	750,000	1,300,000	2,011,200			4,061,200
Chief Executive Officer	2022	650,000	963,800	1,310,550			2,924,350
	2021	459,530	365,000	448,270			1,272,800

HK Park	2023	312,000	374,400	502,800	204,849	(3)	1,394,049
Senior Vice President and General Manager of FPD Operations

Christopher J. Progler	2023	434,932	347,946	838,000	17,800	(2)	1,638,678
Executive Vice President, Chief Technology Officer,	2022	418,204	313,653	771,200	17,800	(2)	1,520,857
Strategic Planning	2021	408,003	205,000	448,270	17,800	(2)	1,079,073

(1)	The amounts shown in the “Stock Awards” column represent the closing price of the Common Stock on the date of grant multiplied by the number of shares awarded in accordance with ASC No. 718.

(2)	Represents car allowance and matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(3)	Represents tax equalization payment, apartment allowance, and Mr. Park also has use of a company driver.

GRANT OF PLAN-BASED AWARDS TABLE FOR FISCAL 2023

During the fiscal year ended October 31, 2023, the following plan-based awards were granted to the Named Executive Officers:

Name	Grant Date	Non-Equity Award	All Other Stock Awards: Number of shares of stock or units (1)	Grant Date Fair Value of Stock and Option Awards $
Richelle Burr	01/03/2023		60,000	1,005,600

John P. Jordan	01/03/2023		20,000	335,200

HK Park	01/03/2023		30,000	502,800

Frank Lee	01/03/2023		120,000	2,011,200

Christopher J. Progler	01/03/2023		50,000	838,000

(1)	Restricted stock awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date.

See the CD&A for an explanation of the amount of salary and bonus in proportion to total compensation and a description of the material terms of plan-based awards.

OUTSTANDING EQUITY

AWARDS AT FISCAL 2023 YEAR-END

	Option Awards					Stock Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options(1) (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Richelle Burr	12/13/2013	25,000		8.86	12/13/2023
	12/19/2014	25,000		8.23	12/19/2024
	1/4/2016	25,500		12.13	1/4/2026
	1/3/2017	15,000		11.35	1/3/2027
	1/2/2018	15,000		8.60	1/2/2028
	1/3/2020					8,750	(2)	160,650
	1/2/2021					17,500	(2)	321,300
	1/3/2022					30,000	(2)	550,800
	5/18/2022					11,250	(2)	206,550
	1/3/2023					60,000	(2)	1,101,600

John P. Jordan	1/3/2020					8,750	(2)	160,650
	1/2/2021					17,500	(2)	321,300
	1/3/2022					30,000	(2)	550,800
	1/3/2023					20,000	(2)	367,200

Frank Lee	12/13/2013	30,000		8.86	12/13/2023
	12/19/2014	30,000		8.23	12/19/2024
	1/4/2016	33,000		12.13	1/4/2026
	1/3/2017	20,000		11.35	1/3/2027
	3/7/2017	10,000		10.75	3/7/2027
	1/2/2018	20,000		8.60	1/2/2028
	1/3/2020					8,750	(2)	160,650
	1/2/2021					17,500	(2)	321,300
	1/3/2022					30,000	(2)	550,800
	5/18/2022					26,250	(2)	481,950
	1/3/2023					120,000	(2)	2,203,20

	Option Awards					Stock Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options(1) (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
HK Park	1/3/2020					3,750	(2)	68,850
	1/2/2021					10,000	(2)	183,600
	1/3/2022					18,750	(2)	344,250
	1/3/2023					30,000	(2)	550,800

	1/4/2016	33,000		12.13	1/4/2026
Christopher J. Progler	1/3/2017	15,000		11.35	1/3/2027
	1/2/2018	15,000		8.60	1/2/2028
	1/3/2020					8,750	(2)	160,650
	1/2/2021					17,500	(2)	321,300
	1/3/2022					30,000	(2)	550,800
	1/3/2023					50,000	(2)	918,000

(1)	The options vest 25% on each of the first 4 anniversaries of the date of the grant.

(2)	Represents restricted stock awards which vest 25% on each of the first 4 anniversaries of the date of the grant.

OPTION EXERCISES AND STOCK VESTED
FISCAL YEAR ENDED OCTOBER 31, 2023

	Option Awards		Stock Awards
Name	No. of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	No. of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richelle Burr	5,625	73,969	38,000	639,540
John P. Jordan	0	0	36,500	612,983
Frank Lee	30,000	396,642	46,250	780,138
HK Park	0	0	16,500	276,995
Christopher J. Progler	0	0	35,500	596,153

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K we are providing the following information about the relationship between executive Compensation Actually Paid (“CAP”) for our Chief Executive Officer, also referred to as our principal executive officer (“PEO”), and our other Named Executive Officers (“NEOs”) and certain financial performance metrics of the Company for the fiscal years listed below. The Compensation (HRC) Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information on the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, please refer to “Compensation Discussion and Analysis.”

Pay Versus Performance

					Average summary compensation	Average compensation actually paid	Value of initial fixed $100 investment based on:
Year	Summary compensation table total for PEO		Compensation actually paid to PEO		table total for non-PEO named executive officers	to non-PEO named executive officers	Total Shareholder return	MSCI US Semi & Semi Equipment GICS Index	Net income ($Million)	Revenue ($Million)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
	(1)	(2)	(3)	(4)
2023	4,061,200	168,462	4,611,901	168,462	1,476,328	1,844,174	188.31	179.40	125.5	892.1
2022	2,924,350	2,470,279	2,948,823	482,294	1,606,992	1,619,472	166.36	109.88	118.8	824.5
2021	1,272,800	2,006,994	1,417,864	1,471,055	1,067,949	1,123,199	133.24	158.40	55.4	663.8

(1)	Amounts shown are the amounts of total compensation reported for Dr. Lee, our CEO, for column of the Summary Compensation Table (SCT).

(2)	Amounts shown are the amounts of total compensation reported for Dr. Kirlin, our former CEO, for column of the Summary Compensation Table (SCT).

Compensation actually paid to PEO (3)
Year	Salary	Bonus	The fair value as of the end of the covered year for all stock and option awards that were granted during the year and that remain unvested as of the end of the covered year.	The change in fair value (whether positive or negative) as of the end of the covered year for any awards granted in any prior fiscal year that remain outstanding and unvested as of the end of the covered year.	The fair value as of the vesting date for any awards that were granted and vested in the covered fiscal year.	The change in fair value (whether positive or negative) as of the vesting date of any awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year.	Total
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)
2023	750,000	1,300,000	2,203,200	289,688	0	69,013	4,611,901
2022	650,000	963,800	1,216,500	242,213	0	(123,690)	2,948,823
2021	459,530	365,000	454,650	128,335	(165)	10,514	1,417,864

(3)	Amounts shown above include the compensation actually paid to Dr. Lee, our CEO.

Compensation actually paid to PEO (4)
Year	Income	Bonus	The fair value as of the end of the covered year for all stock and option awards that were granted during the year and that remain unvested as of the end of the covered year.	The change in fair value (whether positive or negative) as of the end of the covered year for any awards granted in any prior fiscal year that remain outstanding and unvested as of the end of the covered year.	The fair value as of the vesting date for any awards that were granted and vested in the covered fiscal year.	The change in fair value (whether positive or negative) as of the vesting date of any awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year.	Total
(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)
2023	168,462	0	0	0	0	0	168,462
2022	735,079	0	0	0	0	(252,785)	482,294
2021	649,544	425,000	0	299,925	0	96,586	1,471,055

(4)	Amounts shown above include the compensation actually paid to Dr. Kirlin, our former CEO.

Description of Relationship Between PEOs and Non-PEO NEO Compensation Actually Paid and Performance Measures

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, the Company’s cumulative TSR, and our Peer Group TSR, in each case, over the three most recently completed fiscal years. On March 10, 2022, Dr. Kirlin retired as Chief Executive Officer and resigned as a member of the Board of Directors effective March 11, 2022. Dr. Kirlin received severance payments made in the fiscal year 2023.

PEO and Average NEO Comp Actually Paid v. TSR and MSCI US Semi Index
5,000,000
4,500,000
4,000,000
3,500,000
3,000,000
2,500,000
2,000,000
1,500,000
1,000,000
500,000
0
200
180
160
140
120
100
80
60
40
20
0
1,417,864
1,471,055
1,123,199
158.4
133.24
2,948,823
482,294
1,619,472
166.36
109.88
4,611,901
168,462
1,844,174
188.31
179.4
2021
2022
2023
Actual Compensation Paid To PEO Dr. Lee
Actual Compensation Paid to PEO Dr. Kirlin
Non-PEO Actual Comp Average
TSR
MSCI US Semi & Semi Equipment GICS Index

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, our Net Income and our Revenue, in each case, during the three most recently completed fiscal years. On March 10, 2022, Dr. Kirlin retired as Chief Executive Officer and resigned as a member of the Board of Directors effective March 11, 2022. Dr. Kirlin received severance payments made in the fiscal year 2023.

Photronics and MSCI US Semiconductor & Semiconductor Equipment GICS Index

The following graphic compares the cumulative total stockholder return (“TSR”) on our common stock from October 31, 2020 through October 31, 2023 with the cumulative total return of the MSCI US Semi & Semi Equipment GICS Index, assuming $100 was invested at the close of trading October 31, 2020 in our common stock and the MSCI US Semi & Semi Equipment GICS Index and that all dividends are reinvested.

MSCI US Semi & Semi Equipment GICS Index

Tabular List of Financial Performance Measures

The Company considers the following to be the most important financial performance measures it uses to link actual compensation paid to its Named Executive Officers, for the periods 2021, 2022 and 2023 as set forth in the graphs above.

●	Net income

●	Gross Margin

●	EBITDA

CERTAIN AGREEMENTS

Ms. Burr and the Company entered into a three-year employment agreement dated May 21, 2010. The Compensation Committee or the Board of Directors reviews Ms. Burr’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase her base salary. Ms. Burr’s current base salary is $516,087. Ms. Burr received a bonus of $505,000 in December 2023 and received a 2.5% salary increase in January of 2024. Ms. Burr’s agreement is automatically extended for consecutive one-year periods unless the Company gives at least 30 days’ notice of its intent not to renew. Ms. Burr is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Ms. Burr is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause” or Ms. Burr resigns for “good reason,” Ms. Burr will receive a payment equal to 100% of her base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of her base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Ms. Burr’s stock options or similar rights will become immediately vested. Ms. Burr has agreed not to engage in any activity that competes with the Company’s business during the term of her employment agreement and for twelve months thereafter.

Mr. Jordan and the Company entered into a three-year employment agreement dated September 5, 2017. The Compensation Committee or the Board of Directors would review Mr. Jordan's base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews, could increase his base salary. Mr. Jordan's salary was $410,000 prior to his separation. If the agreement were to be terminated by the Company for reasons other than for “cause,” or Mr. Jordan were to resign for “good reason,” Mr. Jordan would have received a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Jordan’s stock options or similar rights would become immediately vested.

Consistent with our previous disclosure, in connection with Mr. Jordan’s separation, on February 23, 2024, the Company and Mr. Jordan entered into a Separation Agreement (the “Separation Agreement”), pursuant to which Mr. Jordan is entitled to (i) a payment of $410,000 (equal to his base salary for a 12 month period) payable in 26 equal installments in accordance with our current pay practices starting on the effective date of the Separation Agreement, (ii) continuation of medical and dental coverage for a period of 360 days after the effective date of the Separation Agreement and (iii) the immediate vesting of 23,750 shares of restricted stock of the Company that was previously granted to Mr. Jordan.

The Separation Agreement included a general release by Mr. Jordan of the Company of certain claims through the effective date of the Separation Agreement. Mr. Jordan will also be subject to certain non-competition and non-solicitation provisions for a period of 12 months from the effective date of the Separation Agreement.

The Separation Agreement also included non-disparagement and confidentiality provisions, as well as a provision to return Company property.

Dr. Lee and the Company entered into a three-year employment agreement dated October 31, 2019. The Compensation Committee or the Board of Directors reviews Dr. Lee’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews, may increase his base salary. Dr. Lee’s current base salary is $750,000. Dr. Lee received a bonus of $1,300,000 in December 2023. The agreement is automatically extended for consecutive one-year periods unless the Company gives at least 30 days’ notice of its intent not to renew. Dr. Lee is entitled to participate in employee benefits plans and arrangements as established by the Company for similarly situated executives. Dr. Lee is also entitled to receive an automobile allowance in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the company. If the agreement is terminated by the company for reasons other than for “cause”, or Dr. Lee resigns for “good reason”, Dr. Lee will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including resignation for “good reason”) following a “change in control” and Dr. Lee’s stock options or similar rights will become immediately vested. Dr. Lee has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for twelve months after.

Dr. Progler and the Company entered into a three-year employment agreement dated September 10, 2007. The Compensation Committee or the Board of Directors reviews Dr. Progler's base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews may increase his base salary. Dr. Progler's current base salary is $445,805. Dr. Progler received a bonus of 347,946 in December 2023 and a 2.5% salary increase in January of 2024. The agreement is automatically extended for consecutive 1-year periods unless the Company gives at least 30 days' notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company's policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause” or Mr. Progler resigns for “good reason”, Mr. Progler will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Progler's stock options or similar rights will become immediately vested. Mr. Progler has agreed not to engage in any activity that competes with the Company's business during the term of his employment agreement and for twelve months thereafter.

For purposes of the foregoing, “good reason” means the relocation of the Company's principal executive offices outside the United States without the employee's consent or any reduction in his or her salary or health benefits without the employee's consent. The term “Cause” shall be defined as any of the following:

(1) material breach of any of any obligations under the Employment Agreement (other than by reason of physical or mental illness, injury, or condition);

(2) conviction by, or entry of a plea of “guilty” or “nolo contendere” in a court of competent and final jurisdiction for any felony that impairs his ability to perform his duties to the Company or any crime of moral turpitude;

(3) commission of an act of fraud upon the Company;

(4) engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company or its Affiliates;

(5) repeated and intemperate use of alcohol or illegal drugs after written notice from the Board or Directors;

(6) material breach of any other material obligation to the Company (other than by reason of physical or mental illness, injury, or condition) that is or could reasonably be expected to result in material harm to the Company;

(7) becoming insolvent or filing for bankruptcy;

(8) becoming barred or prohibited by the SEC from holding my position with the Company; or

(9) violation of any duty of loyalty (i.e., engaging in self-interested transactions, misappropriation of business opportunities that belong to the Company, or a breach of Executive’s fiduciary duties to the Company).

For purposes of the foregoing, “change of control” means, and shall be deemed to have taken place, if;

(1) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14 (d) (2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;

(2) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(3) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), and shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction; or

(4) there is a “change in control” of the Company within the meaning of Section 280G of the U.S. Federal internal revenue code of 1986.

EQUITY COMPENSATION PLAN INFORMATION

The following table includes information concerning the Company’s equity compensation plans as of October 31, 2023:

Plan Category	No. of Shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	No. of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (c)
Equity Compensation Plan Approved by Shareholders	1,710,572	$14.59	738,234	(1)(2)
Equity Compensation Plans Not Approved by Shareholders	0	0	0
Total	1,710,572	$14.59	738,234

(1)	Represents shares of Photronics Common Stock available for future grants under the Equity Incentive Plan under the and shares available under the Company’s Employee Stock Purchase Plan.

(2)	The Company’s Shareholders approved an amendment to the Company’s Equity Incentive Plan at the March 16, 2023 Annual Shareholders Meeting adding 1,000,000 shares to the plan. The 1,000,000 shares were registered with the Securities and Exchange Commission on Form S-8 on December 26, 2023.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Ms. Burr, Mr. Jordan, Dr. Lee and Dr. Progler have employment agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control, or resignation by such Named Executive Officer with good reason. The employment agreements are further described above under the caption “Certain Agreements”.

The table below was prepared as if the Named Executives Officer’s employment was terminated as of October 31, 2023, the last business day of our 2023 fiscal year and, if applicable, a change in control occurred on that date. The table also utilizes the closing share price of Common Stock on October 31, 2023.

Name	Severance Payment ($)(1)	Benefit Plans ($)(2)	Options ($)	Restricted Stock ($)(3)	Total ($)

Richelle Burr
Termination without cause or resignation for good reason	503,500	18,000			521,500
Termination upon change of control	755,250	18,000		2,662,200	3,435,450

John P. Jordan
Termination without cause or resignation for good reason	410,000	18,000			428,000
Termination upon change of control	615,000	18,000		1,399,950	2,032,950

Frank Lee
Termination without cause or resignation for good reason	750,000				750,000
Termination upon change of control	1,125,000			4,865,400	5,990,400

Christopher J. Progler
Termination without cause or resignation for good reason	434,932	18,000			452,932
Termination upon change of control	652,398	18,000		1,950,750	2,621,148

(1)	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary for fiscal 2023.

(2)	Assumes a payment of $1,500 per month for COBRA premiums for 12 months.

(3)	The value of restricted stock assumes all unvested outstanding awards as of October 31, 2023, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested as of October 31, 2023, multiplied by $18.36, the closing share price on October 31, 2023.

DIRECTORS’ COMPENSATION

Directors who are not employees of the Company each received an annual retainer of $50,000 in addition to a fee of $5,000 for each Board meeting attended in fiscal 2023. The Chairman of the Board received an additional $50,000 retainer.

Grants of stock as part of the directors’ annual compensation are approved at the first Board meeting of the Company’s fiscal year and granted in January. For fiscal 2023, each director received a restricted stock award of 15,000 shares. The restrictions on the awards lapse quarterly over the one-year service period.

Directors who are also employees of the Company are not compensated for serving on the Board.

In fiscal 2023, the Chairman of the Audit Committee received an additional annual retainer of $40,000 and the Vice Chairman received an additional annual retainer of $20,000. In fiscal 2023, the other members of the Audit Committee received an additional annual retainer of $15,000. Members of the Audit Committee are eligible to receive a per diem payment of $2,500 for travel in connection with the Audit Committee and for Board of Directors assignments. The Chairman of the Compensation Committee received an additional annual retainer of $40,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $20,000. In fiscal 2023, the other members of the Compensation Committee received an additional annual retainer of $15,000. In fiscal 2023, the Chairman of the Nominating Committee received an additional annual retainer of $20,000 and the other members received an additional annual retainer of $10,000. In fiscal 2023, the Chairman of the Cyber Security Committee received an additional annual retainer of $15,000 and the other member of the Cyber Security Committee received a retainer of $10,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors are paid an additional $2,500 per diem prorated fee for the time devoted to such matters. Such additional fees shall be paid to the directors if such services are rendered by any director.

At the meeting of the Board of Directors held in December 2023, the Compensation Committee recommended to the Board the compensation to be paid to the Board for fiscal 2024. The Board, after considering this recommendation, then established the annual compensation for the directors. When assessing the directors’ compensation, the Compensation Committee reviews the compensation of the directors of its peer group (the peer group is described above in the CD&A), reviewing each element of director compensation including the annual retainer, the committee Chair retainer, meeting fees and equity awards to determine whether the amount is competitive and reasonable for the services provided by the directors. We provide higher annual retainers for service as the Chair(s) of the Audit and Compensation Committee. We believe that providing part of the directors’ annual retainer compensation in the form of equity rather than cash serves to align the interests of our directors with our Shareholders as they become Shareholders themselves. The annual retainer for directors who are not employees for 2024 is $50,000 and a meeting fee of $5,000 per meeting. Grants of stock as part of the directors’ annual compensation are generally made in January. For fiscal 2024, each Director received a restricted stock award of 15,000 shares in January 2024. The restrictions on the awards lapse quarterly over the one-year service period.

In fiscal 2024, the Chairman of the Audit Committee will receive an additional annual retainer of $40,000 and the Vice Chairman will receive an additional annual retainer of $20,000. In fiscal 2024, the other member of the Audit Committee will receive an additional annual retainer of $15,000. Members of the Audit Committee will receive a per diem payment of $2,500 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee will receive an additional annual retainer of $40,000 and the Vice Chairman of the Compensation Committee will receive an additional annual retainer of $20,000. In fiscal 2024, the Chairman of the Nominating Committee will receive an additional annual retainer of $20,000 and the Vice Chairman will receive an additional annual retainer of $10,000. In fiscal 2024, the Chairman of the Cyber Security Committee will receive an additional annual retainer of $15,000 and the other member of the Cyber Security Committee will receive a retainer of $10,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors may earn an additional $2,500 per diem prorated fee for the time devoted to such matters.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Total ($)

Walter M. Fiederowicz	125,000	(2)	251,400 (1)	376,400
Adam Lewis	100,000	(3)	251,400 (1)	351,400
Daniel Liao	100,000	(4)	251,400 (1)	351,400
Constantine Macricostas	125,000	(5)	251,400 (1)	376,400
George Macricostas	105,000	(6)	251,400 (1)	356,400
Mary Paladino	132,500	(7)	251,400 (1)	383,900
Mitchell G. Tyson	110,000	(8)	251,400 (1)	361,400

(1)	Represents 15,000 shares of restricted stock granted on January 3, 2023 with a closing stock price of $16.76. The restricted stock vests quarterly over a year from the date of grant.

(2)	Represents 50,000 as an annual retainer, $20,000 as Chairman of the Compensation Committee (prorated for half-year service), $10,000 as Vice Chair of the Compensation Committee (prorated for half-year service), $20,000 as Vice Chair of the Audit Committee and $25,000 for meeting fees (5 meetings at $5,000 per meeting).

(3)	Represents 50,000 as an annual retainer, 15,000 as Chairman of the Cyber Security Committee, $10,000 as a member of the Nominating Committee, and $25,000 for meeting fees (5 meetings at $5,000 per meeting).

(4)	Represents $50,000 annual retainer, $15,000 as a member of the Compensation Committee, $10,000 as a member of the Nominating Committee, and $25,000 in Board fees (5 meetings at $5,000 per meeting).

(5)	Represents $50,000 as an annual retainer, $50,000 as Chairman of the Board of Directors, and $25,000 for meeting fees (5 meetings at $5,000 per meeting).

(6)	Represents 50,000 as an annual retainer, $20,000 as Chairman of the Compensation Committee (prorated for half-year service), $10,000 as a member of the Cyber Security Committee, and $25,000 for meeting fees (5 meetings at $5,000 per meeting).

(7)	Represents $50,000 as an annual retainer, $40,000 as Chairperson of the Audit Committee, $10,000 as Vice Chair of the Compensation Committee (prorated for half-year service), $7,500 as a member of the Compensation Committee (prorated for half-year service) and $25,000 for meeting fees (5 meetings at $5,000 per meeting)

(8)	Represents $50,000 as an annual retainer and $15,000 as a member of the Audit Committee, $20,000 as Chairman of the Nominating Committee, and $25,000 for meeting fees (5 meetings at $5,000 per meeting).

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2023, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2023, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 31, 2024. We are asking you to ratify this selection at the meeting.

A representative of D&T will be available at the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the Shareholders entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE SELECTION OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2024

PROPOSAL 3

TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, we are asking our Shareholders to provide advisory approval of the compensation of our Named Executive Officers, as we have described it in the CD&A section of this proxy statement beginning on page 15. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies, and practices which the Compensation Committee will be able to consider when determining executive compensation for future years. For the reasons stated below, we are requesting your approval of the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as set forth in the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The compensation of our Named Executive Officers and our compensation philosophy policies are comprehensively described in the CD&A and its accompanying tables (including all footnotes).

The Compensation Committee designs our compensation policies for our Named Executive Officers to create executive compensation arrangements that are competitive, align pay with creating Shareholder value and balance compensation risk appropriately in the context of the Company’s business strategy. Based on its review of the total compensation of our Named Executive Officers for fiscal year 2023, the Compensation Committee believes that the total compensation for each of the Named Executive Officers is reasonable and effectively achieves the designed objectives of driving Company performance, attracting, retaining and motivating our people, aligning our executives with Shareholders’ long-term interests, and discouraging excessive risk taking.

Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

RELATED PARTY TRANSACTIONS

The Company has an operating policy the purpose of which is to ensure that contracts with entities in which any director, officer, or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee. To the extent that anyone on the Audit Committee is the person with a financial interest, the Chief Executive Officer and Chief Financial Officer of the Company will obtain independent assessment of the commercial reasonableness of the contract when considered necessary.

Dr. Frank Lee is related to an individual in a position of authority at one of our largest customers. We recorded revenue from this customer of $126.5 million, $119.0 million and $111.0 million, in 2023, 2022, and 2021, respectively. As of October 31, 2023, and October 31, 2022, we had accounts receivable of $41.5 million and $32.4 million, respectively, from this customer.

We believe that the terms of our transactions with the related parties described above were negotiated at arm’s length and were no less favorable to us than terms we could have obtained from unrelated third parties.

SOLICITATION OF PROXIES AND COSTS THEREOF

We will bear the costs of solicitation of proxies. We have engaged Alliance Advisors, LLC to assist us with the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements both of which are not expected to exceed $30,000 in the aggregate. In addition to solicitations by mail, certain of our officers may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians, and fiduciaries to forward proxy solicitation material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting of Shareholders other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting of Shareholders, the persons named in the proxy will act in respect thereof in accordance with their best judgment.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act, as amended, requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent Shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from the reporting persons, the Company believes that there were no delinquent filings during the 2023 fiscal year.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s Annual Report, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, upon written request directed to the Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000). It can also be accessed on our web site at https://photronicsinc.gcs-web.com/financial-information/annual-reports.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple Shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the Shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Alliance Advisors, LLC either by calling toll-free at 1 (866) 584-0577, or by writing to Alliance Advisors, Proxy Logistics, 200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey, 07003. The Company will remove you from the householding program within 30 days of receipt of your request, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Under Rule 14a-8 Shareholder proposals intended for inclusion in the Company’s proxy statement for the 2025 Annual Meeting of Shareholders must be received by the Company no less than 120 calendar days before the date of the Company’s proxy statement released to Shareholders in connection with the previous year’s annual meeting (October 31, 2024) and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. Proposals may be mailed to Photronics, Inc. to the attention of the Secretary, 15 Secor Road, Brookfield, Connecticut 06804. A nomination by a qualifying Shareholder may be made only pursuant to timely notice (in the same time frame as a Shareholder proposal) in proper written form to the Secretary.

PERFORMANCE GRAPH

PROXY PHOTRONICS, INC. Annual Meeting of Shareholders March 27, 2024 at 8:30 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PHOTRONICS, INC. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The undersigned hereby appoints Richelle E. Burr and Aimee M. Radeschi, or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or either of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2024 Annual Meeting of Shareholders of Photronics, Inc. (the “Meeting”) to be held at 8:30 a.m. Eastern Time on March 27, 2024, at the company’s headquarters, Photronics, Inc., 15 Secor Road, Brookfield, CT 06804, Building 1, Second Floor, Boardroom. Additionally, you will be able to participate in the virtual meeting online, vote electronically, and submit questions during the meeting. In order to attend the meeting virtually, you must first register at www.viewproxy.com/PLAB/ 2024 by 11:59 p.m. Eastern Time on March 26, 2024. After registering you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote at the meeting and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on March 27, 2024: The Proxy Statement/10-K Report are available at: http://viewproxy.com/PLAB/2024 The Board of Directors recommends a vote “FOR” the following: Proposal 1. To elect eight members of the Board of Directors. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box for each nominee you wish to withhold. Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ? Please indicate if you plan to attend this meeting ? CONTROL NUMBER NOMINEES: FOR ALL ? WITHHOLD ALL ? FOR ALL EXCEPT ? (1) Walter M. Fiederowicz ? (2) Frank Lee ? (3) Adam Lewis ? (4) Daniel Liao ? (5) Constantine S. Macricostas ? (6) George Macricostas ? (7) Mary Paladino ? (8) Mitchell G. Tyson ? Proposal 2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 31, 2024. FOR ? AGAINST ? ABSTAIN ? Proposal 3. To approve by non-binding advisory vote executive compen-sation. FOR ? AGAINST ? ABSTAIN ? Note: Such other business as may properly come before the meeting or any adjournment thereof. Date Signature Signature (Joint Owners) NOTE: This proxy should be marked, dated, and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. INTERNET TELEPHONE MAIL Vote Your Proxy on the Internet: Go to www.FCRvote.com/PLAB Vote Your Proxy by Phone: Call 1-866-402-3905 Vote Your Proxy by Mail: Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.